UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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EMPERY DIGITAL INC.
(Name of Registrant as Specified In Its Charter)

ATG CAPITAL OPPORTUNITIES FUND LP ATG CAPITAL MANAGEMENT LP ATG CAPITAL MANAGEMENT GP LLC GABRIEL D. GLIKSBERG JAMES C. ELBAOR MEREDITH S. KIRSHENBAUM AARON T. MORRIS
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ATG Capital Opportunities Fund LP, together with the other participants named herein (collectively, “ATG Capital”), has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2026 annual meeting of stockholders of Empery Digital Inc., a Delaware corporation, (the “Company”).

Item 1: On September 28, 2026, ATG Capital issued the following press release, which includes an open letter being mailed to stockholders of the Company. A copy of the letter is also attached hereto as Exhibit 1 and is incorporated herein by reference.

ATG Capital Highlights Empery Digital’s Low-Road Campaign of Misleading Statements, Attempted Distractions and Lack of Accountability for Breach of Fundamental Fiduciary Duties

Issues Rebuttal Presentation and Stockholder Letter Setting the Record Straight and Calls on the Board to Take Responsibility for its Breach of Fiduciary Duties

Highlights the Complementary Skillsets its Directors Nominees Would Bring to the Board

Calls on all Stockholders to Vote “FOR” its Four Directors Nominees

MIAMI, FLORIDA, September 28, 2026 -- ATG Capital Management LP (“ATG Capital”), together with certain of its affiliates, is the beneficial owner of 4,500,000 shares, or more than 16% of, of Empery Digital Inc. (Nasdaq: EMPD) (“Empery Digital” or the “Company”) and its largest non-affiliated stockholder, today announced the release of a rebuttal presentation spotlighting the many blatantly false and misleading claims made in the Company’s September 17, 2026 presentation and in its other recent communications to shareholders, as well as a stockholder letter.

The full rebuttal presentation can be found at link.

ATG Capital also issued the following statement:

“Further, as detailed in the presentation we released today, we are deeply troubled that the Company continues to misrepresent the facts, make plainly false statements and refuse to take responsibility for breaching its fiduciary duties.

The Company has repeatedly claimed that ATG Capital has no alternative plan for Empery Digital's future. But how could any stockholder offer an alternative strategy, when the incumbent Board has already committed the Company and its balance sheet to a new plan without asking stockholders? What stockholders deserve and what we offer is independent oversight of the Company’s next phase. After its digital asset treasury strategy failed, the Board changed course and turned the Company into a minority investor in real estate transactions. Stockholders got no vote on this new direction and no say on who sits on the Board overseeing it. Stockholders deserve independent oversight from individuals whose priority will be to protect their interests.

ATG Capital believes the boardroom needs fresh directors who have corporate governance experience and no ties to Chairman and Co-CEO Ryan Lane. They would make sure this pivot is properly overseen and serves the interests of all Empery Digital stockholders.

The full text of the letter is included below:

September 28, 2026

Dear Fellow Empery Stockholder:

Empery Digital Inc.’s (“Empery” or the “Company”) board of directors (the “Board”) has responded to poor returns with another strategic pivot, to a call for change with an effort to keep competing nominees off the ballot, and to criticism with a campaign of distortions and personal attacks. Stockholders should not reward that record with another term for every incumbent. We urge you to elect ATG Capital Opportunities Fund LP’s (“ATG Capital” or “we”) four nominees at the upcoming October 14 annual meeting of stockholders (the “Annual Meeting”) by voting the enclosed GOLD card. If you have already voted on the Company’s white card, a later-dated vote is all that counts.

ISS SUPPORTS BOARD CHANGE AT EMPERY

A leading independent proxy advisory firm, Institutional Shareholder Services (“ISS”), has now concluded that ATG Capital has made a case for change. ISS recommends that stockholders vote on ATG Capital’s GOLD universal proxy card FOR Gabriel D. Gliksberg and Aaron T. Morris, WITHHOLD support from Ian Read and Orn Olason, and vote AGAINST approval of the Company’s equity incentive plan.

In explaining its recommendation, ISS, a leading independent proxy advisory firm, stated:

“The board’s rejection of the dissident nominations appears to be an unjustified substitution of the board’s judgment for that of shareholders. In addition, the board’s functioning, details of which have come to light in trial, has been less than robust. Against this backdrop, the dissident has made a case for change.”

We welcome ISS’s support for Messrs. Gliksberg and Morris. ATG Capital urges stockholders to elect all four of our nominees: James C. Elbaor, Gabriel D. Gliksberg, Meredith S. Kirshenbaum and Aaron T. Morris at the Annual Meeting. Together with the five Company nominees we do not oppose, they would bring meaningful change to Empery without giving ATG Capital control of the Board.

THE BOARD’S LOW-ROAD CAMPAIGN CANNOT ERASE ITS RECORD

This election is not about whether Empery can assemble a list of false accusations against ATG Capital. It is about whether the directors responsible for its performance and governance have earned your trust and confidence to remain in those positions. Their campaign seeks to reverse those roles: the stockholder demanding accountability is put on trial, while the directors asking for reelection avoid answering for their own decisions. Instead of taking responsibility for the Company’s poor performance and the Delaware Chancery Court’s finding that it breached its fiduciary duties, the Board has focused its energy on entrenching itself and trying to stoke fear in its stockholders with ever-shifting false accusations about ATG Capital.

ISS’s findings cut through these diversions. Its concern is not merely that stockholders and directors disagree over strategy, it is that the Board tried to decide who stockholders could vote for by depriving stockholders of any alternative, and that the Board’s own functioning has been deficient. A Board that tried to prevent a contested election should not win it by changing the subject. Its low-road campaign is another example of why stockholders should not trust this Board and another reason for them to demand change.

FROM ELECTRIC VEHICLES TO BITCOIN TO DATA CENTERS: STOCKHOLDERS BEAR THE LOSSES WHILE THE BOARD’S STRATEGY KEEPS CHANGING

Empery has moved from electric vehicles to a bitcoin treasury and now into AI data-center investments, all in a little over a year. Each new direction asks stockholders to place fresh confidence in the directors overseeing it. What has been missing is a convincing explanation of why those directors continue to deserve that confidence after their latest strategy failed to deliver.

ISS put the problem plainly: “[M]uch shareholder value was destroyed in the company’s foray into the DAT market,” and it questioned how long shareholders’ patience would continue if the next pivot failed, noting that the Company’s strategy has “changed twice in less than a year.”

The Company’s own presentation shows a 71% share-price decline from August 7, 2025 through September 15, 2026, compared with a 35% decline in bitcoin. Its defense is that underperformance is “not unique.” Other companies’ losses do not excuse Empery’s. Even over the period the Board selected, stockholders suffered a decline roughly twice that of bitcoin.

Nor have the buybacks resolved the valuation problem. After reporting the repurchase of 26.2 million shares, which the Company claims was the “sector’s largest buyback,” Empery acknowledged that the NAV discount persisted. Its September 15 figures show a $2.88 share price against $4.72 of NAV per share, a discount of approximately 39%. The Board cannot ask stockholders to judge its next strategy on its optimistic projections while dismissing the actual results of its last one.

THE COURT FOUND A BREACH OF FIDUCIARY DUTY TO ITS STOCKHOLDERS

On August 28, the Delaware Court of Chancery held that the Board’s rejection of ATG Capital’s nomination notice “was inequitable and constituted a breach of the directors’ fiduciary duties.” The Court found that the asserted contractual violations “did not exist” and that excluding our nominees “assured the incumbents an uncontested election.”

The Board’s own words explain the stakes and its motivations. The opinion cites Mr. Lane describing the poison pill as “necessary in order for the board to remain in its position.” Mr. Read testified that the nomination dispute was “not so much about the bylaws as about the suitability” of the stockholder challenging them. The Court’s answer was clear: directors could argue their case to stockholders, but they could not use an erroneous interpretation of the bylaws to take that choice away.

The directors have appealed, continuing to spend stockholders’ money seemingly to protect their own reputations, with argument scheduled for October 7. But an appeal is not a vindication, and the Board’s campaign cannot turn a finding that it breached its duties into evidence that it protected stockholders. ISS reached its own conclusion: the invalidation and the Board’s “’kitchen sink’ approach… evidence[d] a board that is willing to unjustifiably substitute its judgment for that of its shareholders.”

SETTING THE RECORD STRAIGHT: THE BOARD CANNOT DEFEND ITS RECORD BY REWRITING OURS

The Board wants stockholders to believe this contest was forced upon it by an investor who refused dialogue, rejected a Board seat and is interested only in recovering expenses. That account diverts attention from the decisions these directors made. More importantly, it does not withstand comparison with the Company’s own disclosures.

ATG sought Board change. The Board rejected it. That is not a refusal to engage.

Empery accuses ATG of refusing engagement “at every turn.” Yet its own proxy records that it was our counsel who requested a call on February 5, discussed material Board change on February 6, and was told on February 12 that the “Board did not believe changes to the Board’s composition were warranted.”

That chronology establishes a distinction the Board would prefer stockholders overlook: we did not refuse to engage; we refused to accept that no Board change was needed. Directors are entitled to disagree with a stockholder’s proposal. They are not entitled to recast that disagreement as the stockholder’s unwillingness to talk.

An invitation to discuss buybacks is not an offer of a Board seat.

ATG Capital was not offered Board representation before litigation. The February invitation was to provide feedback on share repurchases, not to join the Board.

ISS identified a separate problem with the Company’s account: the Board told ISS that an original seat offer was made in April, yet that purported offer was omitted from the proxy’s Background of the Solicitation. If the Board wants stockholders to credit its willingness to compromise, it should be able to provide a complete and consistent account of what it offered and when. An invitation to comment on capital allocation cannot be repackaged as an opportunity to help oversee it.

The record is clear from both the Company and our proxy statements: after the Company broke off discussions on February 12, ATG Capital did not hear from the Company again until the March 26 rejection of our nomination notice. Even then, ATG Capital responded to the Company on March 29 disputing the rejection and requesting that the Company rescind the rejection in an effort to avoid litigation. The Company never responded, and we were forced to initiate litigation to protect the stockholder franchise.

The vote elects directors. It does not approve a payment to ATG Capital.

ATG Capital is bearing its solicitation expenses, and electing our four nominees would neither authorize reimbursement nor give ATG Capital control of a nine-member Board to push through such a reimbursement. Meanwhile, Empery estimates that it will have $22.5 million in incremental solicitation costs from defending actions that the Delaware Chancery Court found to be a breach of its fiduciary duties – over one-fourth of its market capitalization. Of these massive expenses, approximately $20.5 million of which had already been incurred as of its proxy disclosure.

The Board’s focus on ATG Capital’s expenses invites stockholders to scrutinize the cost of challenging these directors while overlooking the cost of their response to stockholders. The question on your ballot is not whether ATG Capital should be reimbursed. It is whether these directors should be reelected. Their performance, their governance and the credibility of their explanations should determine your answer.

The Company’s low-road campaign is not separate from its governance problem. It reveals how these directors respond when stockholders challenge their judgment: disagreement becomes “refusal,” an invitation becomes a claimed concession, and an election about their record becomes an attack on the stockholder demanding change. Stockholders should reject that approach and vote FOR ATG Capital’s four nominees.

THE BOARD’S EXPLANATIONS FOR ITS CAPITAL ALLOCATION DECISIONS DO NOT ADD UP.

ISS highlighted that the Company’s March 23 announcement of an offering (the “Offering”) to reduce debt occurred just one week after it had said it had “adequate cash to execute share repurchases and maintain appropriate leverage ratios” and execute potential debt repayment. ISS’s assessment was unequivocal: “The contradictions among these component statements are evident.”

This is not an argument over wording. Stockholders deciding whether to entrust these directors with another strategy need to understand why the Company raises capital, why it repurchases shares and how those decisions fit together. Contradictory explanations prevent stockholders from evaluating the discipline the Board claims to exercise.

If the Offering was not needed to reduce Company debt, why was it undertaken? ATG Capital believes the Board undertook the Offering to further entrench and insulate itself from being held accountable to stockholders by placing additional shares in presumably “friendly” hands. AI-generated transcripts of Board meetings, produced in the litigation, show that at a March 16 Board meeting – one week prior to the announcement of the Offering – Mr. Lane suggested that a potential strategic acquirer purchase “20% of our shares in the market” at a discount, calling it “very powerful in this situation because we can have someone that has substantial ownership when those guys [i.e. ATG Capital and Tice Brown] are stuck down at 12 and a half [percent under the poison pill]. So [the potential buyer] plus my hedge fund would be a substantial vote and could [] beat them up.”

ATG Capital has challenged the validity of the Offering and contends that entry into the Offering constituted a further breach of the directors’ fiduciary duties. This claim was not expedited and is still pending before the Delaware Court of Chancery. ATG Capital has requested that, to the extent the Delaware Court of Chancery determines that the Offering constituted a breach of fiduciary duty, the Court “sterilize” or offset the effect of the Offering by enjoining an equivalent number of shares controlled by the defendant directors or Empery Asset Management, LP from being counted in the Annual Meeting results.

ANOTHER STRATEGIC PIVOT DEMANDS MORE SCRUTINY, NOT ANOTHER FREE PASS

Empery’s pivot into data-center investments will require disciplined capital allocation, careful scrutiny of counterparties and meaningful oversight of execution. ISS identified exactly why the Board’s deficiencies matter now:

“In addition, the infirm functioning of the company’s board and committees present legitimate reasons for shareholders to be concerned, at the very moment when the company is transitioning again to a new business model, and strong board and committee oversight is necessary.”

The Board’s claim that ATG Capital has “no plan” avoids that issue. The Company’s plan has been decided. We believe stockholders need competent independent voices in the boardroom to now oversee its next strategy. Our priorities are concrete: reduce expenses, improve transparency, address the NAV discount, and rigorously compare new investments with debt repayment, repurchases, a tender offer or returning capital. Those alternatives should be tested on their merits, not rejected because this Board chose yet another new strategy prior to the current board ever facing an election after the adoption of the DAT strategy.

Our nominees would bring skill sets that will be beneficial to the Company as it transitions to its newest phase. Specifically, Mr. Elbaor’s investment, finance and public-board experience; Mr. Gliksberg’s investment and board leadership; Ms. Kirshenbaum’s legal and governance expertise; and Mr. Morris’s stockholder-rights and board experience would add the capacity and willingness to ask the hard questions of management needed in the Company’s transition. They would be four voices on a nine-member Board, not a controlling bloc. Their role would be to challenge assumptions and press for decisions that serve all stockholders.

DO NOT GIVE THESE DIRECTORS ANOTHER TERM TO EXPLAIN AWAY THE LAST ONE

We believe the case for replacing Ryan Lane, Rohan Chauhan, Ian Read and Orn Olason is clear and compelling. Poor returns are not cured by a new presentation. A breach of fiduciary duty is not answered by attacking the stockholder who challenged it. And a campaign of distortions should not be rewarded with a vote of confidence.

ISS supports change. The Court restored your ability to choose. Now stockholders must use that choice to put meaningful oversight in the boardroom. Vote FOR all four ATG nominees at the Annual Meeting.

Sincerely,

ATG Capital

VOTE FOR James C. Elbaor, Gabriel D. Gliksberg, Meredith S. Kirshenbaum and Aaron T. Morris. Also vote FOR John Kim, Matthew Homer, Jonathan Foster, Adrian Solgaard and E. Taylor Robertson. WITHHOLD from Ryan Lane, Rohan Chauhan, Ian Read and Orn Olason; vote AGAINST Proposal 2, the equity incentive plan, and FOR Proposal 3, auditor ratification.

Vote FOR no more than nine director nominees. If you already voted, you can change your vote by submitting a later-dated valid GOLD proxy. For assistance, contact Saratoga Proxy Consulting LLC: (212) 257-1311 / (888) 368-0379 or info@saratogaproxy.com.

Vote FOR ATG Capital's Four Nominees

Vote FOR James C. Elbaor, Gabriel D. Gliksberg, Meredith S. Kirshenbaum and Aaron T. Morris to support a refreshed Board focused on maximizing value for ALL Empery stockholders.

Do NOT vote for Rohan Chauhan, Ryan Lane, Orn Olason or Ian Read.

Questions about how to vote? Contact Saratoga Proxy Consulting LLC at (212) 257-1311, (888) 368-0379 or info@saratogaproxy.com.

About ATG Capital Management LP

ATG Capital Management LP is a privately-held investment firm that manages investment vehicles for select accredited investors. ATG Capital invests primarily in public equity markets, utilizing alternative strategies including direct and constructive engagement, in pursuit of providing superior investment returns.

Media & Investor Contact

Saratoga Proxy Consulting LLC
John Ferguson, (212) 257-1311
jferguson@saratogaproxy.com

Item 2: On September 25, 2026, ATG Capital issued a rebuttal Investor Presentation, titled “Setting the Record Straight,” a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference.